EXHIBIT 11




                                    PAGE 1

                  COMPUTATION OF NET INCOME PER COMMON SHARE
                                 (UNAUDITED)
                             DOLLARS IN THOUSANDS


                               Thirteen Weeks Ended   Twenty-Six Weeks Ended
                               July 29,    July 30,    July 29,    July 30,
                                   1995        1994        1995        1994

The computation of net income
  (loss) available and adjusted
  shares outstanding follows:

Net income (loss)              $(24,842)    $18,796    $(16,777)    $38,165

Less:
  Preferred stock dividends      (1,789)     (1,789)     (3,578)     (3,578)

Net income (loss) used for
  primary and fully diluted
  computation                  $(26,631)    $17,007    $(20,355)    $34,587



Weighted average number of
  common shares outstanding  72,406,751  73,459,548  72,407,447  73,462,483

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents, net of
  treasury shares deemed to
  have been repurchased          82,238     404,980      82,238     497,179

Adjusted shares outstanding,
  used for primary and
  fully diluted computation  72,488,989  73,864,528  72,489,685  73,959,662